Exhibit 3.1

                               AMENDED AND RESTATED
                         CERTIFICATE OF INCORPORATION
                                      OF
                         CLARK-SCHWEBEL HOLDINGS, INC.


(The original certificate of incorporation of Clark-Schwebel Holdings, Inc. was filed with the Secretary of the State of Delaware on April 2, 1996.)

     FIRST: The name of the corporation (hereinafter referred to as the "Corporation") is Clark-Schwebel Holdings, Inc.

     SECOND: The address of its registered office in the State of Delaware is 1209 Orange Street, in the City of Wilmington, County of New Castle. The name of its registered agent at such address is The Corporation Trust Company.

     THIRD: The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.

     FOURTH:
                      A.  AUTHORIZED SHARES

          The total number of shares of capital stock which the Corporation has authority to issue is 110,000 shares, consisting of:

          (1) 10,000 shares of 12.5% Preferred Stock, par value $.01 per share (the "Preferred Stock"); and

          (2) 100,000 shares of Common Stock, par value $.01 per share (the "Common Stock").

          The Preferred Stock and the Common Stock are hereinafter collectively referred to as "Capital Stock." Certain capitalized terms used in this Certificate of Incorporation are defined in Section 7 of Part B of this Article FOURTH.

           B.  PROVISIONS APPLICABLE TO PREFERRED STOCK

          Section 1.     Dividends.

          1A. General Obligation. When and as declared by the Corporation's board of directors and to the extent permitted under the General Corporation Law of Delaware, the Corporation shall pay preferential dividends to the holders of the Preferred Stock as provided in this Section 1. Except as otherwise provided herein, dividends on each share of the Preferred Stock (a "Share") shall accrue on an annual basis at the rate of 12.5% per annum on the sum of (i) the Liquidation Value thereof plus (ii) all accumulated and unpaid dividends thereon, from and including the date of issuance of such Share to and including the date on which the Liquidation Value of such Share (plus all accrued but unpaid dividends thereon) is paid. Such dividends shall accrue whether or not they have been declared and whether or not there are profits, surplus or other funds of the Corporation legally available for the payment of dividends. The date on which the Corporation initially issues any Share shall be deemed to be its "date of issuance" regardless of the number of times transfer of such Share is made on the stock records maintained by or for the Corporation and regardless of the number of certificates which may be issued to evidence such Share.

          1B. Dividend Reference Dates. To the extent not paid in cash on July 17, October 17, January 17 and April 17 of each year (the "Dividend Reference Dates"), beginning July 17, 1997, all dividends which have accrued on each Share outstanding during the three-month period (or other period in the case of the initial Dividend Reference Date) ending upon each such Dividend Reference Date shall be accumulated and shall remain accumulated dividends with respect to such Share until paid. All dividends paid on a Share shall be applied first to and to the extent of unpaid dividends that have not been accumulated and then to and to the extent of accumulated dividends, if any.

          1C. Distribution of Partial Dividend Payments. Except as otherwise provided herein, if at any time the Corporation pays in cash less than the total amount of unpaid dividends accrued on the Preferred Stock then outstanding, such payment shall be distributed ratably among the holders of Preferred Stock based on the number of Shares held by each such holder.

          1D. Participation in Common Dividends. The holders of Preferred Stock shall be entitled to participate, on a share for share basis with the Common Stock, in all dividends declared or paid on the Common Stock.

          Section 2. Liquidation. Upon any Liquidation of the Corporation, each holder of Preferred Stock shall be entitled to be paid, before any distribution or payment is made upon any Junior Securities, an amount in cash equal to the aggregate Liquidation Value (plus all accrued but unpaid dividends) of all Shares held by such holder, and thereafter the holders of Preferred Stock shall be entitled to participate, on a share for share basis with the Common Stock, in all amounts available to be distributed to the holders of the Common Stock in any Liquidation of the Corporation. If upon any such Liquidation of the Corporation, the assets to be distributed among the holders of the Preferred Stock are insufficient to permit payment to such holders of the aggregate amount which they are entitled to be paid in respect of their Preferred Stock, then the entire assets to be distributed shall be distributed ratably among the holders of Preferred Stock based on the number of Shares of Preferred Stock held by each such holder. The Corporation shall mail written notice of such Liquidation, not less than 60 days prior to the payment date stated therein, to each record holder of Preferred Stock.

          Section 3. Priority of Preferred Stock. So long as any Preferred Stock remains outstanding, (1) the Corporation shall not authorize or issue any class or series of capital stock of the Corporation that is senior to the Preferred Stock in priority with respect to dividends or distributions or upon Liquidation, and (2) neither the Corporation nor any Subsidiary shall redeem, purchase or otherwise acquire directly or indirectly, or set apart funds for the redemption, purchase or acquisition of, any Junior Securities, nor shall the Corporation directly or indirectly pay or declare any dividend or make any distribution upon any Junior Securities (other than a dividend payable solely in Junior Securities); provided, however, that the Corporation may purchase Junior Securities


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
(a)  in  accordance  with  the  provisions  of  the  Securityholders
Agreement or the Management Subscription Agreements or (b) as may otherwise be approved by the Corporation's board of directors from (i) any employee, or former employee, of the Corporation or its Subsidiaries, (ii) any member of such employee's Family Group, or (iii) any transferee of any such employee or member of such employee's Family Group who takes pursuant to the applicable laws of descent and distribution.

          Section 4. Voting Rights. Except as otherwise required by applicable law or in this Certificate of Incorporation, the Preferred Stock shall vote together with the Common Stock as one class and each holder of Preferred Stock shall be entitled to one vote per Share on all matters to be voted on by the Corporation's stockholders.

          Section 5.     Redemptions.

          5A. General. Subject to and in accordance with this Section 5, the Corporation may at any time and from time to time redeem all or any portion of the Preferred Stock then outstanding.

          5B. Redemption Payment. For each Share which is to be redeemed, the Corporation shall be obligated on the Redemption Date (as defined below) to pay to the holder thereof (upon surrender by such holder at the Corporation's principal office or such other place of which the Corporation notifies such holder in writing of the certificate representing such Share) an amount, in immediately available funds or by certified or cashiers check, at the option of the Corporation, equal to the Liquidation Value of such Share (plus all accrued but unpaid dividends thereon), and to issue certificates representing shares of Common Stock issuable pursuant to paragraph 5D.

          5C. Notice of Redemption. The Corporation shall mail written notice of any redemption of Preferred Stock to each record holder of Preferred Stock not more than 60 nor less than 10 days prior to the date on which such redemption is to be made (the "Redemption Date"). Upon mailing any notice of redemption, the Corporation shall become obligated to redeem the total number of Shares specified in such notice upon the Redemption Date unless such notice of redemption is rescinded by the Corporation prior to the Redemption Date. In case fewer than the total number of Shares represented by any certificate are redeemed, a new certificate representing the number of unredeemed Shares shall be issued to the holder thereof without cost to such holder within three business days after surrender of the certificate representing the redeemed Shares.

          5D. Determination of the Number of Each Holder's Shares to be Redeemed; Issuance of Common Stock on Redemption. If the Corporation redeems less than all of the outstanding Preferred Stock, then the funds to be used by the Corporation to effect any such redemption shall be applied by the Corporation to redeem Shares ratably among the holders of Preferred Stock based on the number of Shares of Preferred Stock held by each such holder. In addition, each holder of Preferred Stock shall be entitled to receive in any redemption under this Article FOURTH a number of shares of Common Stock equal to the number of Shares of Preferred Stock to be redeemed from such holder in such redemption.


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
          5E. Dividends After Redemption Date. No Share is entitled to any dividends accruing after the date on which the Liquidation Value of such Share (plus all accrued but unpaid dividends thereon) is paid to the holder thereof. On such date all rights of the holder of such Share with respect to such Share shall cease, and such Share shall not be deemed to be outstanding.

          5F. Redeemed or Otherwise Acquired Shares. Any Shares which are redeemed or otherwise acquired by the Corporation shall be canceled and shall not be reissued, sold or transferred.

          Section 6.     Conversion.

          6A. General. Concurrent with or after the occurrence of an Initial Public Offering, subject to and in accordance with this Section 6, the Vestar Holders (as defined in the Securityholders Agreement) may at any time and from time to time cause the conversion of all or any portion of the Preferred Stock then outstanding.

          6B. Conversion. The Corporation shall on the Conversion Date (as defined below) convert the number of shares of Preferred Stock to be converted (the "Conversion Shares") into a number of shares of Common Stock computed by dividing (a) the sum of (1) the product of the number of Conversion Shares and the applicable Liquidation Value thereof plus (2) all accrued but unpaid dividends on such Conversion Shares by (b) the Conversion Price. In addition to the shares of Common Stock issuable pursuant to the foregoing sentence, each Share of Preferred Stock that constitutes a Conversion Share shall be converted into one additional share of Common Stock.

          6C.  Conversion Procedure.

          (i) The Corporation shall mail written notice of any conversion of Preferred Stock to each record holder of Preferred Stock not more than 60 nor less than 10 days prior to the date on which such conversion is to be made (the "Conversion Date"). Upon mailing any notice of conversion, the Corporation shall become obligated to convert the total number of Shares specified in such notice upon the Conversion Date unless such notice of conversion is rescinded by the Corporation prior to the Conversion Date. In case fewer than the total number of Shares represented by any certificate are converted, a new certificate representing the number of unconverted Shares shall be issued to the holder thereof without cost to such holder within three business days after surrender of the certificate representing the Conversion Shares.

              (ii) The conversion of Preferred Stock shall be deemed to have been effected as of the Conversion Date, and the certificate or certificates representing the Conversion Shares shall be surrendered at the principal office of the Corporation on such date or as soon as practicable thereafter (or at such other place of which the Corporation notifies in writing the holders of the certificate or certificates representing such Conversion Shares). At such time as such conversion has been effected, the rights of the holder of such Conversion Shares as such holder shall cease and the Person or Persons in whose name or names any certificate or certificates for shares of Common Stock are to be issued upon such conversion shall be deemed to have become the holder or holders of record of the shares of Common Stock represented thereby.



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

              (iii) As soon as possible after a conversion has been effected, the Corporation shall deliver to the converting holder:

               (a) a certificate or certificates representing the number of shares of Common Stock issuable by reason of such conversion in such name or names and such denomination or denominations as the converting holder has specified; and

               (b) payment of the amount payable under subparagraph (v) below with respect to such conversion.

             (iv) The issuance of certificates for shares of Common Stock upon conversion of Preferred Stock shall be made without charge to the holders of such Preferred Stock for any issuance tax in respect thereof or other cost incurred by the Corporation in connection with such conversion and the related issuance of shares of Common Stock.

            (v) If any fractional amount of a share of Common Stock would, except for the provisions of this subparagraph, be deliverable upon any conversion of a holder's Preferred Stock, the Corporation, in lieu of delivering the fractional share therefor, shall pay an amount to the holder thereof equal to the product of the Conversion Price and such fractional amount.

          6D. Conversion Price. The price per share at which each Share of Preferred Stock shall be subject to conversion pursuant to paragraph 6B (the "Conversion Price") shall be (i) in the event the conversion of any shares of Preferred Stock is concurrent with an Initial Public Offering, the price per share received by the Corporation (net of underwriting discounts and commissions) in respect of a share of Common Stock in the Initial Public Offering or (ii) at any time after an Initial Public Offering, the Fair Market Value of a share of Common Stock.

          Section 7. Definitions. As used in this Certificate of Incorporation, the following terms shall have the following meanings:

          "Fair Market Value" means, as of any date of determination, the average of the closing prices of the sales of the Corporation's Common Stock on all securities exchanges on which the Common Stock may at the time be listed, or, if there have been no sales on any such exchange on any day, the average of the highest bid and lowest asked prices on all such exchanges at the end of such day, or, if on any day the Common Stock is not so listed, the average of the representative bid and asked prices quoted in the NASDAQ System as of 4:00 P.M., New York time, or, if on any day the Common Stock is not quoted in the NASDAQ System, the average of the highest bid and lowest asked prices on such day in the domestic over-the-counter market as reported by the National Quotation Bureau Incorporated, or any similar successor organization, in each such case averaged over a period of 21 days consisting of the day as of which the Fair Market Value is being determined and the 20 consecutive business days prior to such day.

          "Family Group" means, with respect to any individual, such individual's spouse and descendants (whether natural or adopted) and any trust established and maintained for the benefit of such individual, such individual's spouse or such individual's descendants.



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

          "Initial Public Offering" means the Corporation's first Public
Offering.

          "Junior Securities" means (a) any class or series of capital stock of the Corporation, whether now existing or hereafter authorized, that is junior to the Preferred Stock in priority with respect to dividends or distributions or upon Liquidation and (b) any rights, warrants, options, convertible or exchangeable securities, exercisable for or convertible or exchangeable into, directly or indirectly, any class or series of capital stock described in clause
(a) above, whether at the time of issuance or upon the passage of time or the occurrence of some future event.

          "Liquidation," with respect to the Corporation, means the liquidation, dissolution or winding up of the Corporation. Neither the consolidation or merger of the Corporation into or with any other Person or Persons, nor the sale by the Corporation of all or any part of its assets, nor the reduction of the capital stock of the Corporation shall constitute a Liquidation.

          "Liquidation Value" means $35,000.00 per Share of the Preferred Stock, subject to adjustment as provided in Section 4 of Part C of this Article FOURTH.

          "Management Subscription Agreements" has the meaning set forth in the Securityholders Agreement.

          "Person" means an individual, a partnership, a joint venture, a corporation, an association, a joint stock company, a limited liability company, a trust, an unincorporated association and any other entity or organization.

          "Public Offering" means a sale by the Corporation of Common Stock of the Corporation to the public in an offering pursuant to an effective registration statement filed with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as then in effect; provided that a Public Offering shall not include an offering made in connection with a business acquisition or combination or an employee benefit plan.

          "Securityholders Agreement" means the Securityholders Agreement to be entered into on or about April 17, 1996 among the Corporation and the other parties thereto, as the same may be amended or modified from time to time.

          "Subsidiary" means any corporation with respect to which another specified corporation has the power to vote or direct the voting of sufficient securities to elect directors having a majority of the voting power of the board of directors of such corporation.


            C.  PROVISIONS APPLICABLE TO COMMON STOCK

          Section 1. Voting Rights. Except as otherwise required by applicable law and the provisions of this Certificate of Incorporation, the holders of Common Stock shall be entitled to one vote per share on all matters to be voted on by the Corporation's stockholders.


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

          Section 2. Dividends. As and when dividends are declared or paid on the Common Stock, whether in cash, property or securities of the Corporation, subject to paragraph 1D of Part B of this Article FOURTH, the holders of Common Stock shall be entitled to participate in such dividends ratably on a per share basis. The rights of the holders of Common Stock to receive dividends are subject to the provisions of the Preferred Stock.

           Section 3. Liquidation. Subject to the provisions of the Preferred Stock, the holders of the Common Stock shall be entitled to participate ratably on a per share basis in all amounts available to be distributed to the holders of the Common Stock in any Liquidation of the Corporation.

          Section 4. Subdivision or Combination of Common Stock. If the Corporation at any time (i) subdivides (by any stock split, stock dividend, recapitalization or otherwise) shares of Common Stock into a greater number of shares or (ii) combines (by reverse stock split or otherwise) shares of Common Stock into a smaller number of shares, then the Shares of Preferred Stock shall be subdivided or combined, as the case may be, in the same manner and the Liquidation Value (and all accrued but unpaid dividends thereon) shall be proportionately adjusted.


            D.  PROVISIONS APPLICABLE TO CAPITAL STOCK

          Section 1. Registration of Transfer. The Corporation shall keep at its principal office a register for the registration of Capital Stock. Upon the surrender of any certificate representing Capital Stock at such place, the Corporation shall, at the request of the record holder of such certificate, execute and deliver (at the Corporation's expense) a new certificate or certificates in exchange therefor representing in the aggregate the number of shares represented by the surrendered certificate. Each such new certificate shall be registered in such name and shall represent such number of shares as is requested by the holder of the surrendered certificate and shall be substantially identical in form to the surrendered certificate, and dividends shall accrue on the Capital Stock represented by such new certificate from the date to which dividends have been fully paid on such Capital Stock represented by the surrendered certificate. The issuance of new certificates shall be made without charge to the holders of the surrendered certificates for any issuance tax in respect thereof or other cost incurred by the Corporation in connection with such issuance.

          Section 2. Replacement. Upon receipt of evidence reasonably satisfactory to the Corporation (an affidavit of the registered holder shall be satisfactory) of the ownership and the loss, theft, destruction or mutilation of any certificate evidencing shares of any series of Capital Stock, and in the case of any such loss, theft or destruction, upon receipt of indemnity reasonably satisfactory to the Corporation (provided that if the holder is a financial institution or other institutional investor its own agreement shall be satisfactory), or, in the case of any such mutilation upon surrender of such certificate, the Corporation shall (at its expense) execute and deliver in lieu of such certificate a new certificate of like kind representing the number of shares of such series represented by such lost, stolen, destroyed or mutilated certificate and dated the date of such lost, stolen, destroyed or mutilated certificate, and dividends shall accrue on the Capital Stock


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

represented by such new certificate from the date to which dividends have been fully paid on such lost, stolen, destroyed or mutilated certificate.

          Section 3. Amendment and Waiver. No amendment, modification or waiver shall be binding or effective with respect to any provision of (i) Part B of this Article FOURTH (or any definitions used therein) without the prior approval of the holders of a majority of the Preferred Stock outstanding at the time such action is taken and (ii) Part C of this Article FOURTH (or any definitions used therein) without the prior approval of the holders of a majority of the Common Stock and the Preferred Stock, in each case outstanding at the time such action is taken, voting together as one class. Any approval required by this Section 3 may be obtained by vote at an annual or special meeting of the Corporation's stockholders or without a meeting by written consent.

          Section 4. Notices. Except as otherwise expressly provided hereunder, all notices referred to herein shall be in writing and shall be delivered by registered or certified mail, return receipt requested and postage prepaid, or by reputable overnight courier service, charges prepaid, and shall be deemed to have been given when so mailed or sent (i) to the Corporation, at its principal executive offices and (ii) to any stockholder, at such holder's address as it appears in the stock records of the Corporation (unless otherwise indicated by any such holder).

     FIFTH:  The Corporation is to have perpetual existence.

     SIXTH: In furtherance and not in limitation of the powers conferred by statute, the Corporation's board of directors is hereby authorized to adopt, amend or repeal the bylaws of the Corporation.

     SEVENTH: Meetings of stockholders may be held within or without the State of Delaware, as the bylaws may provide. The books of the Corporation may be kept outside the State of Delaware at such place or places as may be designated from time to time by the Corporation's board of directors or in the bylaws of the Corporation. Elections of directors need not be by written ballot unless the bylaws of the Corporation so provide.

     EIGHTH: Whenever a compromise or arrangement is proposed between the Corporation and its creditors or any class of them and/or between the Corporation and its stockholders or any class of them, any court of equitable jurisdiction within the State of Delaware may, on the application in a summary way of the Corporation or any creditor or stockholder thereof or on the application of any receiver or receivers appointed for the Corporation under the provisions of Section 291 of Title 8 of the Delaware Code or on the application of trustees in dissolution or of any receiver or receivers appointed for the Corporation under the provisions of Section 279 of Title 8 of the Delaware Code, order a meeting of the creditors or class of creditors, and/or the stockholders or class of stockholders of the Corporation, as the case may be, to be summoned in such manner as the said court directs. If a majority in number representing three-fourths in value of the creditors or class of creditors, and/or of the stockholders or class of stockholders of the Corporation, as the case may be, agree to any compromise or arrangement and to any reorganization of the Corporation as a consequence of such compromise or arrangement, the said compromise or arrangement and the said reorganization shall, if sanctioned by the court to which the said application has been made, be


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

binding on all the creditors or class of creditors, and/or on all the stockholders, or class of stockholders, of the Corporation, as the case may be, and also on this Corporation.

     NINTH: To the fullest extent permitted by the General Corporation Law of the State of Delaware (including, without limitation, Section 102(b)(7)), as amended from time to time, no director of the Corporation shall be liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director. Any repeal or amendment of this Article NINTH or adoption of any provision of the Certificate of Incorporation inconsistent with this Article NINTH shall have prospective effect only and shall not adversely affect the liability of a director of the Corporation with respect to any act or omission occurring at or before the time of such repeal, amendment or adoption of an inconsistent provision.

     TENTH: The Corporation shall, to the fullest extent permitted by the General Corporation Law of the State of Delaware (including, without limitation,
Section 145 thereof), as amended from time to time, indemnify any promoter, director or officer whom it shall have power to indemnify from and against any and all of the expenses, liabilities or other losses of any nature. The indemnification provided in this Article TENTH shall not be deemed exclusive of any other rights to which those indemnified may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in his or her official capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be promoter, director or officer and shall inure to the benefit of the heirs, executors and administrators of such a person.

     ELEVENTH:  The Corporation elects out of and shall not be governed by
Section 203 of the General Corporation Law of the State of Delaware.

     TWELFTH:  The name and mailing address of the incorporator are as follows:
Maureen L. Maher, c/o Kirkland & Ellis, 200 East Randolph Drive, 57th Floor, Chicago, Illinois 60601.

     THIRTEENTH: The Corporation reserves the right to amend or repeal any provision contained in this Certificate of Incorporation in the manner now hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation.


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